Exhibit (a)(1)(P)
FORM OF ACKNOWLEDGEMENT OF RECEIPT OF ELECTION FORM
(PARTICIPANTS)
From: lam409A@lamresearch.com
Sent:
To:
Subject: Acknowledgement of Receipt of Election Form
Lam Acknowledgement of Receipt of Election Form
Date
Dear
Your Lam Stock Option Tender Offer election has been recorded as follows:

			Number of		Fair Market
		Exercise	Option Shares		Value of			Amend
Original		Price	Eligible for	Revised	Stock on	Cash	Total	All
Grant	Option	Per	Tender Offer	Grant	Revised	Payment	Cash	Eligible
Date	Number	Share	Amendment	Date	Grant Date	Per Share	Payment	Options?
Y
Y
Y
If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.